JACKSON L. MORRIS

Attorney at Law

Admitted in Florida and Georgia

October 31, 2017

Exihibit 12.1

Board of Directors

Co-optrade

Suite R

30 N Gould Street

Sheridan, WY 82801

Gentlemen:

I have acted, at your request, as special counsel to Co-optrade, a Wyoming corporation, (“Envision”) for the purpose of rendering an opinion as to the legality of 23,500,000 shares of Co-optrade 's common stock, $0.001 par value per share, (“Shares”) to be offered and distributed as Units (each Unit consisting of one Share) by Co-optrade pursuant to the Regulation A exemption from registration pursuant to an offering circular to be filed under the Securities Act of 1933, as amended, by Co-optrade with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Wyoming, to the extent I deem relevant to the matter opined upon herein, purported true copies of the Articles of Incorporation of Co-optrade, there being no amendments thereto, the Bylaws of Co-optrade provided by Co-optrade’s management, selected proceedings of the board of directors of Co-optrade authorizing the issuance of the Shares, a current draft of the Offering Statement, certificates of officers of Co-optrade and of public officials, the form of stock certificate, and such other documents of Co-optrade and of public officials as I have deemed necessary and relevant to the matter opined upon herein.  Co-optrade has not appointed a transfer agent at the date of this opinion.  I have assumed, with respect to persons other than directors and officers of Co-optrade, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Co-optrade against payment therefore at a price of $0.80 per share, as described in the Offering Statement, will be legally issued, fully paid and non assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto.  My forgoing opinion is strictly limited to matters of Wyoming corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Wyoming, as specified herein.

I consent to the use of my opinion as an exhibit to the Offering Statement and to the reference thereto under the heading “Index To Exhibits And Description Of Exhibits” in the Offering Circular contained in the Offering Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

3116 West North A Street ® Tampa, Florida  33609-1544 ® 813–874–8854 ® Cell 813–892–5969

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